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                                                         EXHIBIT 23.9


                   Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 33-61279) and related Prospectus of ProNet Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference Americom Paging Corporation included in ProNet Inc.'s Current Report on Form 8-K dated July 6, 1995, both filed with the Securities and Exchange Commission.


Our report dated April 17, 1995, contains an explanatory paragraph that states that the Americom Paging Corporation has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                        /s/ KPMG PEAT MARWICK LLP
                                        -------------------------
                                        KPMG Peat Marwick LLP

September 13, 1995
Houston, Texas